SHAREHOLDERS OF LEGG MASON INVESTMENT GRADE INCOME PORTFOLIO

The Special Meeting of Shareholders of Legg Mason Investment Grade Income Portfolio, which was originally scheduled for June 12, 2009, has been adjourned to July 2, 2009 at 10:00 a.m. Eastern time. The principal purpose of the Meeting is to approve an agreement and plan of reorganization for Legg Mason Investment Grade Income Portfolio. Our records indicate that we have not received your vote. We urge you to vote as soon as possible in order to allow the Fund to obtain a sufficient number of votes to consider the proposal to approve the plan of reorganization and avoid the expense and delay of further adjournments.

1-866-586-0633

Voting is very important. Please vote now to be sure your vote is received in time for the July 2, 2009 Special Meeting of Shareholders.

VOTING IS EASY.

Choose one of the following methods:

•   Speak to a live Proxy Specialist by calling the number above. We can answer any of your questions and record your vote. (open: M-F 9:30am – 9pm ET, Sat 10am – 6pm ET)

•   Log on to the website listed on your proxy card, enter the control number printed on the proxy card, and vote by following the on-screen prompts.

•   Call the phone number on the proxy card, enter the control number printed on the proxy card and follow the touchtone prompts.

•   Mail your signed proxy card in the postage-paid envelope we have provided.

If you have already voted by utilizing one of these methods, then you do not need to take any action.

Voting takes only a few minutes.

PLEASE VOTE TODAY.

LM - Adj